Exhibit 5.1

June 16, 2026 Gogo Inc. Executive Vice President and General Counsel 105 Edgeview Dr., Suite 300 Broomfield, CO 80021

Re: Gogo Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gogo Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 8,555,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Amended and Restated 2024 Omnibus Equity Incentive Plan (the “2024 Plan”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a) the Registration Statement;

(b) a copy of the Third Amended and Restated Certificate of Incorporation, adopted on June 26, 2013, certified by the Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company (the “Secretary”);

(c) a copy of the Amended and Restated Bylaws of the Company, adopted on July 27, 2023, certified by the Secretary;

(d) a copy of the Unanimous Written Consent of the Board of Directors of the Company relating to the 2024 Plan, adopted on April 13, 2026, certified by the Secretary; and

(e) the 2024 Plan.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares reserved for issuance pursuant to the 2024 Plan, as referenced above, have been duly authorized for issuance and sale pursuant to the 2024 Plan by all necessary corporate action of the Company, and when issued as provided under the 2024 Plan, they will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ White & Case LLP
SL: JB